UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 1, 2018

Brainstorm Cell Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36641	20-7273918
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3 University Plaza Drive, Suite 320
Hackensack, NJ	07601
(Address of principal executive offices)	(Zip Code)

(201) 488-0460

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2018, the Board of Directors (the “Board”) of Brainstorm Cell Therapeutics Inc. (the “Company”) elected Anthony J. Polverino, Ph.D. to serve as an independent member of the Board, effective February 1, 2018.

Dr. Polverino will receive the following compensation for his service on the Board: an annual cash payment in the amount of $12,500, paid in biannual installments, and an annual restricted stock award (the “Grant”) valued at $12,500 on his date of initial election to the Board, and annual thereafter, as determined based on the closing price of the Company’s common stock at the end of normal trading hours on the date of grant, or the previous closing price in the event the grant date does not fall on a business day. The Grant will vest in 12 consecutive, equal monthly installments commencing on the one-month anniversary of the date of grant, until fully vested on the first anniversary of the date of grant, provided Dr. Polverino remains a director of the Company on each such vesting date.  Dr. Polverino will not receive annual director awards under the Company’s Second Amended and Restated Director Compensation Plan (the “Director Compensation Plan”), however, if Dr. Polverino serves as a member of any committee of the Board he will be entitled to committee compensation under the Director Compensation Plan. Dr. Polverino has not been appointed to any Board committee at this time.

On February 1, 2018, Dr. Robert Shorr resigned from the Board, effective February 1, 2018. Dr. Shorr served on the Governance, Nominating and Compensation Committee of the Board prior to his resignation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRAINSTORM CELL THERAPEUTICS INC.

Date: February 5, 2018	By:	/s/ Chaim Lebovits
Chaim Lebovits
Chief Executive Officer and President